Exhibit 21.1

SUBSIDIARIES OF DELIXY HOLDINGS LIMITED

Subsidiaries	Place of Incorporation	Incorporation Date	Percentage Ownership
Delixy International Limited	British Virgin Islands	June 17, 2024	100%
Delixy Energy Pte. Ltd.	Singapore	September 10, 2007	100%